EXHIBIT 4.1


                                PROMISSORY NOTE



$250,000.00                                               North Ridgeville, Ohio

Maturity: December 30, 2003                   August 25, 2003 (Date of Issuance)



     FOR VALUE RECEIVED, National Energy Services Company, Inc. a Nevada corporation, doing business at 3153 Fire Road, Suite 2C Egg Harbor Township, NJ 08234 ("Borrower"), promises to pay to the order of Charter Management, 34100 Center Ridge Road, N. Ridgeville, Ohio, 44039, or his designee ("Lender"), the sum of Two Hundred Fifty Thousand Dollars ($250,000.00) plus interest, which interest shall accrue at a rate of thirteen percent (13%) per annum. -Principal and interest shall be paid at such place as may thereafter be designated by written notice from the holder to the maker hereof, on the date and in the manner following:

     Payment of principal and interest shall be in the form of a lump sum payment at maturity.


     Any and all prepayments on this Note shall be made without penalty.

     Borrower shall be obligated to prepay the indebtedness created herein at any time prior to , the Mature Date in the event Borrower receives either debt or equity financing totaling five hundred thousand ($500,000) or more net of any costs from either Royal Palm Capital Group, Inc. or St. James Investment Group, Inc.

     Each maker and endorser severally waives demand, protest and notice of maturity, nonpayment or protest and all requirements necessary to hold each of them liable as makers and endorsers. Each maker and endorser further agrees, jointly and severally, to pay all costs of collection, including a reasonable attorney's fee, in the event the principal of this Note is not paid at the maturity thereof. All matters relating to this Note shall be construed and enforced according to the laws of Florida and any dispute arising hereunder shall be settled by a court of competent jurisdiction in Palm Beach County, Florida.

     GIVEN under the Hand of each party, the day and year first above written.





BORROWER

/s/ John Grillo
------------------------------------
John Grillo, Chairman and President
National Energy Services Company, Inc.


STATE OF OHIO   )
                ) ss.:
COUNTY OF Lorain)

     The foregoing instrument was acknowledged before me this 24th day of August 2003, by John Grillo, in his capacity as Chairman and President of National Energy Services Company, Inc,, a Nevada corporation, who has presented the following identification:


My commission expires: Aug. 17, 2003            /s/ Nancy Partyka
                                                ---------------------
                                                Notary Public
                                   Print name:  Nancy Partyka

                                PLEDGE AGREEMENT



     The undersigned, PLEDGOR, NATIONAL ENERGY SERVICES COMPANY, INC, a Nevada corporation ('NES"), and undersigned PLEDGEE Charter Management, an Ohio Limited Liability Company ("PLEDGEE"), hereby agree as follows:

     I. NES is indebted to PLEDGEE in the amount of $250,000.00, plus accrued interest as evidenced by a Promissory Note of even date herewith and NES hereby pledges dl of its interest in that certain escrow account located at Cape
Savings Bank with account number 540201889 in the name of National Energy Services Company, Inc., to secure said indebtedness, all with recourse.

     2. NES agrees that in the event the indebtedness is not repaid on or before December 30, 2003 in accordance with the terms of the Promissory Note of even date herewith, PLEDGEE shall have the right to apply the assets of the account referenced in paragraph I above in partial or fill satisfaction of such indebtedness.

     IN TESTIMONY WHEREOF, witness the signatures of the parties hereto.



                                     PLEDGOR



Dated: August 25, 2003               /s/ John Grillo
                                    ------------------------------------
                                   John Grillo, Chairman and President
                                   National Energy Services Company, Inc


                                     PLEDGEE

Dated: August 25, 2003              /s/ John T. O'Neill
                                   -------------------------------------
                                   John T. O'Neill, President
                                   Charter Management, LLC

This Note, and the securities issuable upon the conversion of this Note, have not been registered under the Securities Act of 1933; as amended (the "Act") or applicable state la\v and may not be sold, transferred or otherwise disposed of unless registered under the Act and any applicable share act or unless the Company receives an opinion from counsel for the holder and is satisfied that this Note and the underlying securities may be transferred without registration under the Act.


                                CONVERTIBLE NOTE


As of August 25, 2003                                     North Ridgeville, Ohio



FOR VALUE RECEWED, NATIONAL ENERGY SERVICESCOMPANY, INC., a Nevada corporation (the "Company"), hereby promises to pay to the order of Charter Management LLC., an Ohio, Limited Liability Company, or any subsequent holder of this Note (the "Payee"), at 34 100 Center Ridge Road, N. Ridgeville, Ohio 44039, or at such other place as may be designated by the Payee from time to time by notice to the Company, the principal sum of Two Hundred Fifty Thousand dollars ($250,000), together with simple interest from the date hereof (the "Issuance Date") on the unpaid principal amount at an annual rate equal to Thirteen percent (13%) per annum . Such principal and interest shall be paid in accordance with the terms of Section 1 below, to such account as the Payee shall direct.

1. PAYMENTS.

     (a) The unpaid principal amount of this Note shall be converted into Rule I44Restricted common stock of the Company as provided herein on or before December 30, 2003 (the 'Maturity Date").


     (b) In the event the unpaid principal balance of this Note at the rate of Thirteen percent (13%) per annum shall accrue from the date hereof and shall be payable to the Payee on the Maturity Date in shares of the Restricted Common Stock of the Company.

     (c) In the event that any payment of principal and /or interest hereunder becomes due and payable on a Saturday, Sunday or other day on which commercial banks in the State of Ohio are authorized or required by law to close, then the maturity thereof shall be extended to the next succeeding "Business Day" (defined as any days on which national banks in the United States are open for business); and during any such extension, interest on principal amounts payable shall accrue and be payable at the applicable rate.


2. RANKING OF NOTE.

         This Note shall constitute senior securities of the Company and, except as provided below, shall rank pari passu with all other indebtedness for money borrowed by the Company and senior to any other indebtedness for money borrowed by the Company which, by its terms shall be made expressly subject and subordinate to this Note.

3. PREPAYMENTOF NOTE.

     (a) The Company shall be obligated to prepay the indebtedness created herein at any time prior to the Maturity Date in the event the Company receives either debt or equity financing from either Royal Palm Capital Group, Inc. or St. James Investment Group, Inc.

         (b) The Company shall have the right to prepay the indebtedness created here & at any time prior to the Maturity Date without penalty. Notice of prepayment is hereby waived by Payee.


4. CONVERSION.

     The holder of the Note shall have the following conversion rights (the "Conversion Rights"):

     (a) Voluntary Conversion. At any time or from time to time following the Issuance Date, the holder of this Note may elect to convert no less than one hundred (100%) percent of the original principal amount of this Note and my accrued but unpaid interest, into shares of the Restricted Common Stock of the Company at the Conversion Price, by written notice given to the Company in accordance with the provisions of Section 4(f) hereof (the "Conversion Notice"). Such right of Voluntary Conversion shall be effected by the surrender of this Note to the Company for conversion at any time during normal business hours at ..the office of the Company, accompanied (i) by the Conversion Notice, (ii) if so required by the Company, by instruments of transfer, in a form satisfactory to the Company, duly executed by the registered holder or by his duly authorized attorney and (iii) transfer tax stamps or funds therefore, if required pursuant to Section 4(f) herein.


     (b) Conversion Price. Subject to adjustment from time to time as provided in Section 4(d) below, the tern '"Conversion Price" shall mean 5,000,000 shares of the Company's restricted Common Stock, which number of shares shall include all interest due through and including the Maturity Date.

     (c) Adjustments of Conversion Price. The Conversion Price in effect from time to time shall be, subject to adjustment in accordance with the provisions of this Section 4(c).

          (i) Adjustments for Stock Splits and Combinations. If the Company shall at any time or from time to time after the Issuance Date, effect a stock split of the outstanding Common Stock, the Conversion Price in effect immediately prior to the stock split shall be proportionately decreased. If the Company shall at any time or from time to time after the Issuance Date, combine the outstanding shares of Common Stock, the Conversion Price in effect immediately prior to the combination shall be proportionately increased. Any adjustments under this Section 4(c)(i) shall be effective at the close of business on the date the stock split or combination occurs.

          (ii) Adjustments for Certain Dividends and Distributions. If the Company shall at any time or from time after the Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in shares of Common Stock, then, and in each event, the Conversion Price in effect immediately prior to such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction;

     (A) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and
     (B) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of much issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution. (iii) Adjustments for Other Dividends and Distributions. If the Company shall at any time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in other than shares of Common Stock, then, and in each event, an appropriate vision to the Conversion Price shall be made and provision shall be made (by adjustments of the Conversion Price or other wise) so that the holder of this Note shall receive upon conversions thereof, in addition to the number of shares of Common Stock receivable thereon, the number of securities of the Company which they would have received had this Note been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the Conversion Date, retained such securities(together with any distributions payable-thereon during such period), giving application to all adjustments called for during such period under this Section 4(d)(iii) with respect to the rights of the holders of the Note.

          (iv) Adjustments for Reclassification. Exchange or Substitution. If the Common Stock issuable upon conversion of this Note at any time or from time to time after the Issuance Date shall be changed into the sane or a different number of shares of any class or classes of stock, whether by reclassification, exchange, substitution or otherwise (other than by way of a stock split or combination of shares or stock dividends provided for in Sections 4(c)(i), (ii) and (iii), or a reorganization, merger, consolidation, or sale of assets provided for in Section 4(c)(v)), then, and in each event, an appropriate revision to the Conversion Price shall by made and provisions shall be made (by adjustments of the Conversion Price of otherwise) so that the holder of this Note shall have the right thereafter to convert such Note into the kind and amount of shares of stock and other securities receivable upon such reclassification, exchange, substitution or other change, by holders of the number of shares of Common Stock into which such Note might have been converted immediately prior to such reclassification, exchange, substitution or other change, all subject to further adjustment as provided herein, (v) Adjustments for Reorganization Merger, Consolidation or Sales of assets. If at any time or from time to time after the Issuance Date there shall be a capital reorganization of the Company (other than by way of a stock split or combination of shares or stock dividends or distributions provided for in
     Section 4(c)(i), (ii) and (iii), or a reclassification, exchange or substitution of shares provided for in Section 4(c)(iv)), or a merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all of the Company's properties or assets to any other person, then as a part of such reorganization, merger, consolidation, or sale, an appropriate revision to the Conversion Price shall be made and provision shall be made (by adjustments of the Conversion Price .or otherwise) so that the holder of this Note shall have the right thereafter to convert this Note into the kind and amount of shares of stock and other securities or property of the company or any successor corporation resulting from such reorganization, merger, consolidation, or sale, to which a holder of Common Stock deliverable upon conversion of such shares would have .been entitled upon such reorganization, merger, consolidation, or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4(c)(v) with respect to the rights of the holders of this Note after the reorganization, merger, consolidation, or sale to the end that the provisions of this Section 4(c)(v) (including any adjustment in the Conversion Price then in effect and the number of shares of stock or other securities deliverable upon conversion of this Note) shall be applied after that event in as nearly an equivalent manner as may be practicable.

     (d) No Impediment.  The Company shall not, by amendment of its  Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith, assist in the carrying out of all the provisions of this
Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Note set forth in this Section 4 against impairment.

     (e) Certificate as to Adjustments. Upon occurrence of each adjustment or readjustment of the Conversion Price or number of shares of Common Stock issuable upon conversion of the Note pursuant to this Section 4, the Company at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish notice to the holder of this Note, a certificate setting forth such adjustment and readjustment, showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon written request of the holder of this Note, at any time, furnish or cause to be furnished to such holder a like certificate setting forth such adjustments and readjustments, the applicable Conversion Price in effect at the time and the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon the conversion of such Note. Notwithstanding the foregoing, the Company shall not be obligated to deliver a certificate unless such certificate would reflect an increase or decrease of at least one percent (1%) of such adjusted amount.

     (f) Issue Taxes. The Company shall pay my and all issue and other taxes, excluding federal, state or local, income taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of this Note pursuant hereto; provided, however, that the Company shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

     (g) Notices and Delivery of Shares. All notices and other communications hereunder shall be in writing and shall be deemed given (i) on the same date, if delivered personally or by facsimile by not later than 5:00 p.m. Florida time (provided, that a copy of such facsimile shall be simultaneously sent to Donald
F. Mintmire, Esq. at (56 1)659-5371, or (ii) three (3) business days following being mailed by certified or registered mail, postage prepaid, return-receipt requested, addressed to the party in accordance with Section 7 hereof. Not later than seven (7) Business Days following receipt of notice of conversion as provided herein (the 'Delivery Date"), the Company shall deliver to the holders of this Note, against delivery of this Note surrendered for conversion, certificates evidencing all shares of Common Stock into which this Note shd1 be converted.

     (h) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of (v) This offering is being conducted pursuant to Section 4(2)of the Securities Act of 1933,as amended (the "Act"), and Rule 506 of Regulation D promulgated hereunder ("Rule 506") or other applicable provisions and the shares issuable upon conversion of this Note shall be Rule 144 Restricted shares. the Note. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to the product of such fraction multiplied by the Conversion Price of one share of the Company's Common Stock on the applicable Conversion Date. (i) Reservation of Common Stock. The Company shall at all times reserve and keep available, out of its authorized 'but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Note, the full number of shares deliverable upon conversion of all the Note from time to time outstanding. The Company shall, from time to time in accordance with the Florida Statutes, as amended, increase the authorized number of shares of Common Stock if at any time the unissued number of authorized shares shall not be sufficient to permit the conversion of all of the Note at the time outstanding. In such connection, the Company shall hold a special meeting of ' stockholders not later than 180 days .after any date in which the Company shall have insufficient shares of Common Stock so reserved for the purpose of authorizing additional shares of Common Stock. (j) Retirement of Note. Conversion of this Note shall be deemed to have been effected on the applicable Conversion Date. The converting holder shall be deemed to have become a stockholder of record of the Common Stock on' the applicable Conversion Date. Upon conversion of only a portion of this Note, the Company shall issue and deliver to such holder, at the expense of the Company, . - , against receipt of the original Note delivered for partial cancellation, a new Note representing the-- .-.:, unconverted portion of this Note so rendered and Common Stock equal to the portion converted. (k) Regulatory Compliance. (i)If any shares of Common Stock to be reserved for the purpose of conversion of this Note require mandatory registration or listing with or approval of any government authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise before such shares may be validly issued or delivered upon conversion, the Company shall, at its sole cost and expense, in good faith and as expeditiously as possible, endeavor to secure such registration, listing or approval, as the case may be. (ii) The shares of Common Stock issuable upon the election to convert shall be Rule 144 Restricted shares (the "Restricted Securities"). (iii) The holder of such shares shall have no registration rights.
(iv) Neither this Note nor the Shares underlying it have been registered under the Securities Act of 1933, as amended (the "Act").Unless and until registered under the Act, this Note and all replacement Notes shall bear the following
Legend: This Note, and the securities issuable upon the conversion of this Note, have not been registered under the Securities Act of 1933, as amended (the "Act") or applicable state law and may not be sold, transferred or otherwise disposed of unless registered under the Act and any applicable state act or unless the Company is satisfied that this Note and the underling securities may be transferred without registration under the Act.


5. EVENTS OF DEFAULT.

     The occurrence and continuance of any one or more of the following events is herein referred to as an Event of Default:

     (a) If the Company shall default in converting the applicable principal amount of this Note into Common Stock and delivering stock certificates in respect of such conversion within thirty (30) Business Days from the Company's receipt of the applicable notice of conversion pursuant to the provisions hereof, whether on the Maturity Date or otherwise; or

     (b) If the Company shall default in the payment of any installment of interest on this Note when payable in accordance with the terms thereof for more than sixty (60) calendar days after the same shall become due if the Payee has not elected to take such interest in Common Stock; and if the Payee has elected to take such interest in Common Stock, if the Company shall default in delivering stock certificates in respect of such election within six& (60) Business Days from the Company's receipt of the notice of such election; or

     (c) If the Company shall not, at the time of receipt of a Conversion Notice hereunder, have a sufficient number of authorized and unissued shares of its Common Stock available for issuance to the holder of this Note upon conversion of all or any portion of this Note in accordance with the terms hereof, and such default shall not have been remedied within one hundred eighty (1 80) calendar days from the date of such Conversion Notice; or

     (d) If the Company shall default in the performance of or compliance with any of its material covenants or agreement contained herein and such default shall not have been remedied within thirty (30) calendar days after written notice thereof shall have been delivered to the Company by the holder of this
Note in accordance with the notice provisions herein; or

     (e) If any representation or warranty made in writing by or on behalf of the Company in connection with the transactions contemplated hereby shall prove to have been false or incorrect in any material respect on the date as of which made; or

     (f) If the Company or any of its "Significant Subsidiaries" (as defined herein) shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts as they become due, or shall file voluntary petition in bankruptcy or shall have an order for relief under the Bankruptcy Act granted against it or them, or shall be adjudicated bankrupt or insolvent, or shall file any petition or answer seeking for itself any reorganization, managerial composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, or shall file any answer admitting or not contesting 'the material allegations of a petition filed against the Company or any of its Significant Subsidiaries in any such proceeding, or shall seek or consent to or acquiescence the appointment of any trustee, custodian, receiver or liquidator of the Company or of all or any substantial part of the properties of the Company or any of its Significant Subsidiaries,. or the Company or its directors shall take any action looking to the dissolution or liquidation of the Company OT any of its Significant Subsidiaries. For purposes of this Section 5(f), the term Significant Subsidiary shall mean and include any other person, firm or corporation (i) more than 50% of the common stock or equity interests of which are owned of record by the company or any Subsidiary of the Company, and (ii) the net income before taxes or total assets of which represent more than 15%of the consolidated net income before taxes or consolidated assets of the Company and all of its Subsidiaries; or

     (g) If, within sixty (60) days after the comment of any proceeding against the Company or any Significant Subsidiary seeking any reorganization, arrangement, composition, readjustment , liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceeding shall not have been dismissed, or if, within sixty (60) days after the appointment, without the consent or acquiescence of the Company OT any Significant Subsidiary, of any trustee, receiver or liquidator of the Company or a Significant Subsidiary or of all or any substantial part of the properties of the Company or any Significant Subsidiary, such appointment shall not have been vacated,


6. REMEDIES ON DEFAULT; ACCELERATION.

     Upon the occurrence and during the cantinuance of an Event of Default, the entire unpaid . balance of principal and accrued interest on this Note may be accelerated and declared to be immediately due and payable by the holder in Rule 144Restricted Shares of the Company's Common Stock. Unless waived by the written consent of the holder, such holder may proceed to protect and enforce its rights by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein, or for an injunction against a violation of any of the terns hereof, or in aid of the exercise of any power granted hereby or by law, Upon the occurrence of an Event of Default, the Company agrees to pay to the holder of this Note such further amount as shall be sufficient to cover the cost and expense of collection, including, without limitation, reasonable attorneys' fees and expenses. No course of dealing and no delay on the part of the holder of this Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder's rights, powers and remedies. No right, power or remedy conferred hereby upon the holder hereof shall be exclusive of any other right, power or remedy referred to herein nor now or hereafter available at law, in equity, by statute or otherwise.


7. NOTICES.

     All notices, requests, demands or other communications hereunder shall be in writing and personally addressed or sent by telecopier or by registered ox certified mail, return receipt requested, postage pre-paid, addressed or telecopied as follows or to such other address or telecopier number of which notice has been given pursuant hereto:

If to the Company:

                National Energy Services Company, Inc.

                3153 Fire Road, Suite 2C
                Egg Harbor Township, NJ 08234
                Phone: (800) 758-9288
                Fax: (609) 383-2736

with copy (which shall not constitute notice) to:

                Mintmire & Associates

                265 Sunrise Avenue, Suite 204
                Palm Beach, FL 33480
                Attn: Donald F. Mintmire, Esq.
                Telephone: (561) 832-5696
                Fax: (561) 659-5371

     If to the Holder: to such Holder at the address set forth on the records of the Company. In addition, copies of all such notices or 0th communications shall be concurrently delivered by the person giving the same to each person who has been identified to the Company by such Holder as a person who is to receive copies of such notices.

8. GOVERNING LAW.

     This Note shall be governed by, and construed and interpreted in accordance with, the laws of the State of Ohio, without giving effect to conflict of law principles.


9. PERMITTED PAYMENTS.

     Provided that no default or event of default (or event which, with the passage of time or giving of notice or both) has occurred, will occur as a result of the "Permitted Payment" (herein defined), or will occur with the passage of time or giving of notice or both, the Company may pay for the Payee, and the Payee shall accept from the Company, the principal payments of, and/or interest payments on, the outstanding principal amount of this Note when due on an unaccelerated basis (herein, "Permitted Payments"); it being understood and agreed by the Payee by accepting this Note that neither:

     (a) the payment terms set forth in Section 1of this Note;

     (b) the provisions of this Section 9 of this Note, may be modified or amended without the prior written consent of each and every holder of Senior Debt.


10. SUCCESSORS AND ASSIGNS.

     This Note shall be binding upon and inure to the benefit of the Company and the holder hereof and by any of their respective successors and permitted assigns; provided, however, that the Company may not a transfer or assign any of its rights or obligations hereunder without the prior written consent of the holder hereof; and provided further &, that transfer or assignment by the holder is in accordance with the rules governing Restricted Securities,

     IN WITNESS WHEREOF, the Company has caused this Note to be executed by its duly authorized officers as of the date first set forth above.


/s/ John Grillo
------------------------------------
John Grillo, Chairman and President
National Energy Services Company, Inc.


STATE OF OHIO   )
                ) ss.:
COUNTY OF Lorain)

     The foregoing instrument was acknowledged before me this 24th day of August 2003, by John Grillo, in his capacity as Chairman and President of National Energy Services Company, Inc,, a Nevada corporation, who has presented the following identification:


My commission expires: Aug. 17, 2003            /s/ Nancy Partyka
                                                ---------------------
                                                Notary Public
                                   Print name:  Nancy Partyka